Exhibit 99.1
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NEWS RELEASE

For Media, contact:
Debra A. Beck
General Manager, Corporate Communications
10435 Downsville Pike
Hagerstown, MD 21740-1766
Phone: 301-790-6177
Media Hotline: 1-888-233-3583
E-Mail: dbeck@alleghenyenergy.com

For Investor Relations, contact: Gregory L. Fries General Manager, Investor Relations 10435 Downsville Pike Hagerstown, MD 21740-1766 Phone: (301) 665-2713 E-Mail: gfries@alleghenyenergy.com
M. Beth Straka General Manager, Investor Relations 4350 Northern Pike Monroeville, PA 15146-2841 Phone: (412) 856-3731 E-Mail: mstraka@alleghenyenergy.com
FOR IMMEDIATE RELEASE Allegheny Energy Announces Executive Leadership Change

Hagerstown, Md., May 12, 2003 - Allegheny Energy, Inc. (NYSE: AYE) announced today that its Board of Directors has approved an executive leadership change. Effective immediately, David C. Benson has been named Interim Executive Vice President, Allegheny Energy Supply, in advance of the planned retirement of Michael P. Morrell, President of Allegheny Energy Supply, under the Companys Early Retirement Option program.

Mr. Morrell will focus his attention full-time on resolving issues related to the Companys trading portfolio in the West and, most notably, the contract with the California Department of Water Resources (CDWR). Mr. Benson, who previously served as Vice President, Production for Allegheny Energy Supply, will be taking over Mr. Morrells other responsibilities immediately.

"As a 25-year veteran of Allegheny Energy, Daves knowledge and years of experience are true benefits to our Company," said Jay S. Pifer, Allegheny Energys Interim President and Chief Executive Officer. "We have full confidence in Daves capabilities to lead the Supply business and advance the progress we are making on our revised strategy."

Mr. Pifer continued, "We appreciate Mikes experience and counsel and particularly his work during the past year as weve worked to resolve the uncertainty around the CDWR contract and refocus on our core strengths and traditional service territory."

Mr. Benson has 25 years of service with Allegheny Energy. He was named Vice President, Production for Allegheny Energy Supply last December and, prior to that, served as Vice President, Production and Sales. He has also held positions as Vice President, Energy Supply Division; Vice President, Transmission Business Unit; Director, System Operations; Director, Fuels; Manager, Fuels; and Economist, Fuel and Traffic. Before joining Allegheny, he was employed as a Physical Scientist with the U.S. Bureau of Mines. A native of Plum Borough, Pa., Mr. Benson is a graduate of Penn State

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University in University Park, Pa., with a Bachelor of Science degree in Mineral Economics. He has done post-graduate work in economics and mining engineering at the University of Pittsburgh and has completed management training school at the University of Idaho. He and his wife, Lisa, have three children and reside in Jeannette, Pa.

Mr. Morrell joined Allegheny Energy in 1996 as Senior Vice President and Chief Financial Officer. He became President of Allegheny Energy Supply in February 2001. Prior to joining Allegheny, he held various leadership positions within GPU, Inc., including Vice President and Treasurer for the corporation and Treasurer for all GPU subsidiaries. He was also Vice President - Regulatory and Public Affairs; Vice President - Materials, Services, and Regulatory Affairs; and a member of the Board of Directors for GPU subsidiary, Jersey Central Power and Light Company. A native of Camilla, Ga., Mr. Morrell is a graduate of the United States Naval Academy in Annapolis, Md., where he earned a Bachelor of Science degree in Oceanography. In addition, he holds a Master of Business Administration degree from Fairleigh Dickinson University in Teaneck, N.J. He and his wife, Rochelle, have two children and reside in Hagerstown, Md.

With headquarters in Hagerstown, Md., Allegheny Energy is an integrated energy company with a balanced portfolio of businesses, including Allegheny Energy Supply, which owns and operates electric generating facilities and supplies energy and energy-related commodities in selected domestic retail and wholesale markets; Allegheny Power, which delivers low-cost, reliable electric and natural gas service to about three million people in Maryland, Ohio, Pennsylvania, Virginia, and West Virginia; and a business offering fiber-optic and data services. More information about the Company is available at www.alleghenyenergy.com.

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